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                                                              Exhibit 4(c)(iv).3

                                 PRACOVNA ZMLUVA
                             CONTRACT OF EMPLOYMENT

medzi
between
Zamestnavatel:      EuroTel Bratislava,a.s., Stefanikova 17, Bratislava
Employer
zastupeny           ...................,
represented by
a
and
Zamestnanec:        ..................
Employee

datum narodenia     ........                      rodne cislo    ......
date of birth                                     birth reg.No
trvale  bydlisko    ..................
permanent address

1.   Zamestnanec nastupi do prace dna   .............
     The Employee will begin working on

     Do funkcie  .....................
     position

     v tarifnom stupni  ..............
     for salary class

     place where the work will be performed

2.   Pracovny pomer je dohodnuty  na dobu  urcitu do............................
     The employment is agreed for a period limited till

     - so  skusobnou  dobou              3 mesiace
       with a trial period                months

3.   So zamestnancom je dohodnuta:
     The emloyee agreed with the salary
     Zakladna  mesacna mzda                  ..................,-- Sk
     Basic monothly salary

     Nadstavbova zlozka mzdy:            premie  a rocna odmena
     Extended component of salary        bonus and yearly bonus

     Vyska nadstavbovej zlozky mzdy, hodnotiace obdobie, podmienky pre vyplatenie nadstavbovej zlozky mzdy su upravene v Smernici pre odmenovanie zamestnancov spolocnosti EuroTel Bratislava, a.s. Mzda bude poukazana na ucet zamestnanca v slovenskom penaznom ustave v slovenskych korunach, mesacne pozadu jednou platbou.
     The amount of the extended salary component, appraisal period, criteria for payment of the extended salary component are defined in the Directive on Remuneration of Employees of EuroTel Bratislava, a.s. The salary of an Employee will be transferred to the Employee's bank account with a monetary institution in Slovakia, in form of a single monthly payment in Slovak crowns credited in the current month for the foregone month.

4. Zamestnanec svojim podpisom potvrdzuje, ze bol oboznameny s obsahom Smernice S 048 o Ochrane informacii a zavazuje sa ju plne respektovat. Employee by his/her signature confirms that he/she was briefed on the provisions of Directive S 048 on the Protection of Information and he/she undertakes to fully respect it.

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5.   Zamestnanec tymto vyhlasuje, ze informacie povazovane zamestnavatelom za osobitne chranene, najma informacie obchodnej, technickej a vyrobnej povahy suvisiace s cinnostou zamestnavatela bude vyuzivat vylucne za ucelom plnenia pracovnych uloh pre zamestnavatela, nezverejni ich a ani inym sposobom nezneuzije vo svoj prospech ani v prospech tretich osob a to pocas trvania pracovneho pomeru so zamestnavatelom a rovnako aj po jeho skonceni. Employee herewith declares that during his/her employment and also after its termination any information deemed by the Employer to be subject to special protection, particularly business, technological and operational information related to the Employer's activities, shall be used by him/her only for performing his/her work duties for the Employer, shall be neither disclosed by him/her nor misused in any other way for own benefit or benefits of third parties.

6. Zmestnanec si je vedomy, ze v pripade porusenia zavazkov vyplyvajucich zo Smernice S 048 resp. zneuzitia osobitne chranenych informacii, je taketo konanie klasifikovane ako zvlast hrube porusenie pracovnej discipliny a zamestnavatel ma pravo skoncit pracovny pomer vypovedou alebo okamzitym zrusenim v sulade s prislusnymi ustanoveniami Zakonnika prace. Tymto nie su dotknute prava zamestnavatela na pripadnu nahradu skody.
     Employee acknowledges that in the case of any breach of obligations arising under Directive S 048 or misuse of information subject to special protection, such conduct shall be classified as a gross breach of work discipline and the Employer shall have the right to terminate his/her employment by notice or immediate dismissal pursuant to the applicable provisions of the Labour Code. The Employer's rights for compensation of damages shall remain unaffected.

7.   Zamestnanec sa zavazuje:
     Employee undertakes the following:
     a) vykonavat prace dohodnute v tejto pracovnej zmluve osobne, svedomite a riadne, v opacnom pripade zodpoveda za skodu, ktora porusenim jeho povinnosti zamestnavatelovi vznikne perform the work agreed in this Contract of Employment personally, dutifully and duly, otherwise he/she shall be held liable for any loss on part of the Employer incurred as a result of a breach of his/her duties;
     b) dodrziavat predpisy o bezpecnosti a ochrane zdravia pri praci, protipoziarne predpisy, predpisy bezprostredne suvisiace s vykonom jeho prace a dodrziavat pracovnu disciplinu observe work safety and health protection regulations, fire protection regulations as well as regulations directly related to the performance of his/her work, and not to violate work discipline;
     c) nevykonavat pocas trvania pracovneho pomeru inu zarobkovu cinnost zhodnu s predmetom cinnosti zamestnavatela, bez jeho prechadzajuceho pisomneho suhlasu not to carry out during the term of his/her employment any other gainful activity identical with the business activity of the Employer without the Employer's prior written consent;
     d) zachovavat mlcanlivost o pracovnych postupoch zamestnavatela ako aj o svojich mzdovych nalezitostiach not to disclose any information on operational procedures of the Employer as well as on the his/her salary scheme;
     e) oznamit zamestnavatelovi bez zbytocneho odkladu akekolvek zmeny osobnych udajov notify the Employer of any changes in his/her personal data without any undue delay.

8. Zamestnanec prehlasuje, ze bol pred podpisanim pracovnej zmluvy oboznameny s:
     Employee confirms that prior to the execution of his/her Contract of Employment he/she was briefed on:
     a) pravami a povinnostami, ktore mu z obsahu jeho pracovnej zmluvy vyplyvaju his/her rights and duties arising from the content of his/her Contract of Employment;
     b) pracovnymi a mzdovymi podmienkami zamestnavatela work and salary terms provided by the Employer;

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     c)   predpismi o bezpecnosti a ochrane zdravia pri praci
          work safety and health protection regulations;
     d) protipoziarnymi predpismi a predpismi bezprostredne suvisiacimi s vykonom jeho prace.
          fire protection regulations and regulations directly related to the performance of his/her job.

9.   Dalsie dohodnutia           xxx
     Further arrangements

10. Ostatne prava a povinnosti zmluvnych stran, vyplyvajuce z tejto pracovnej zmluvy, sa riadia ustanoveniami Zakonnika prace a dalsimi predpismi, upravujucimi pracovnopravne vztahy. Pracovna zmluva sa vyhotovuje v dvoch exemplaroch rovnakej hodnoty, z ktorych po podpisani obdrzi po jednom zamestnanec aj zamestnavatel.
     Other rights and duties of the parties hereto resulting from this Contract of Employment shall be governed by the provisions of the Labour Code and other regulations applicable to labour relations.
     This Contract of Employment shall be executed in two counterparts of equal value - one for the Employee and one for the Employer


   Bratislava..............            Bratislava .............
   Miesto, datum/Place,date            Miesto, datum/Place,date







 ................................        .................................
    Ing. Silvia Nemethova                         zamestnanec
    Veduca sekcie spravy                            employee
 pohladavok a administrativy

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